Exhibit 10.1
CenterPoint Energy, Inc.
Summary of Certain Compensation Arrangements
of the Non-Executive Chairman of the Board
     The following is a summary of certain compensation arrangements of Milton Carroll, the non-executive chairman of the board of directors of CenterPoint Energy, Inc. (the “Company”), effective April 22, 2010. Such compensation arrangements are in addition to the normal retainers paid to directors and committee chairmen of the Company’s board of directors (which Milton Carroll shall continue to receive while a non-employee director). For additional information regarding the compensation of the non-employee directors, please read the definitive proxy statement relating to the Company’s 2010 annual meeting of shareholders filed pursuant to Regulation 14A.
•	Supplemental retainer of $30,000 per month, payable on the last day of each month, commencing on June 30, 2010 and continuing each month thereafter until the earlier of May 31, 2013 or the termination of Milton Carroll’s service as non-executive Chairman of the Board (the “Payment Period”);

•	Additional cash awards during the Payment Period on June 1, 2010, June 1, 2011 and June 1, 2012 (each such award, a “Cash Award”) in an amount equal to the product of (i) 25,000 and (ii) the closing sales price per share of the Company’s common stock, par value $0.01 per share, together with any related preferred share purchase rights (the “Common Stock”), on the consolidated transaction reporting system for the New York Stock Exchange on the respective award date or if there have been no such sales so reported on that date, on the date immediately preceding the respective award date on which such a sale was so reported;

•	An option, on or prior to the award date of a Cash Award during the Payment Period, to receive 25,000 fully vested shares of Common Stock in lieu of any Cash Award (subject to the holding period and resale restrictions contained in Rule 144 under the Securities Act of 1933, as amended); and

•	Certain administrative support during the Payment Period including (a) an office at the Company’s Houston headquarters and (b) a full-time executive assistant.